DEVELOPMENT AGREEMENT

THIS AGREEMENT made as of the 8th day of March, 2006,

BETWEEN:

Saskatchewan Standardbred Horseman’s Association, a company incorporated under the laws of Saskatchewan, hereinafter called “SSHA”

and

MBC Racing Inc., a company incorporated under the laws of Ontario, hereinafter called “MBC”

WHEREAS SSHA and MBC wish to pursue a racetrack and gaming license in Saskatchewan;

THIS AGREEMENT witnesses that in consideration of the mutual covenants hereinafter contained and for the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereto have agreed as follows;

1.	SSHA and MBC will jointly pursue a racetrack and gaming license from the province of Saskatchewan to operate a harness track with electronic gaming machines;

2.
MBC, at its own cost, will perform the needed due diligence activities to develop observations including the economic impact implications, visitation and profitability of the gaming machines, and the high level examination of the project on the harness racing industry;

3.	MBC, at its own cost, will generate a formal business plan for the project with financial projections;

4.
SSHA agrees to work exclusively with MBC in pursuit of the racetrack and gaming licenses and keep all information regarding this agreement confidential with any disclosure requiring the written consent of MBC;

5.	MBC and SSHA agree to work in good faith;

6.	This agreement shall be governed by and construed in accordance with the law of Ontario.

IN WITNESS WHEREOF this Agreement has been executed by or on behalf of each of the parties hereto as of the day and year first above written.

MBC Racing Inc.

Per: /s/ Michael Connell Name: Michael Connell Title: President

Saskatchewan Standardbred Horseman’s Assosciation

Per: /s/ Alvey Halbgewachs Name: Alvey Halbgewachs Title: President